FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2005 RESULTS

COLUMBUS, Ohio – May 12, 2005 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the first quarter ended March 31, 2005.

Net income for the quarter was $1,956,000, or $.20 per basic and diluted share, compared with net income of $545,000, or $.06 per basic share and $.05 per diluted share, in the first quarter of 2004. Total net sales for the first quarter of 2005 were $32,517,000, compared with $24,241,000 in the same quarter of 2004. Net sales of the company’s products increased 25% to $30,218,000, from $24,107,000, for the similar period in 2004. Tooling sales for the quarter were $2,299,000, compared with $134,000 in the first quarter of 2004. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

“We continue to deliver improved results based on our ability to successfully scale production levels to meet the growing demands of our increasingly diversified customer base, while maintaining our high quality standards,” said James L. Simonton, president and chief executive officer.

Gross margin was approximately 19.7% of sales for the three months ended March 31, 2005, compared with 16.4% for the three months ended March 31, 2004. The increase in gross margin, as a percentage of sales from the prior year, was due to a combination of many factors. The primary factors contributing to the increase were improved production efficiencies related to labor usage; the favorable effect of sales volume on fixed costs; and improvements made related to scrap costs. Partially offsetting these improvements were increases in costs of several raw materials and operating costs, particularly those related to petroleum and energy sources.

“The near term outlook for the markets we serve, particularly the trucking sector, continues to appear favorable,” Simonton said. “Operationally, we are continuing to focus on production efficiencies and are working to mitigate, to the extent possible, the inflationary pricing pressures we are experiencing on certain raw materials and operating items, including the evaluation of alternative sources.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

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SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended
	03/31/05	03/31/04
	(Unaudited)	(Unaudited)
Product Sales	$30,218	$24,107
Tooling Sales	2,299	134

Net Sales	32,517	24,241
Cost of Sales	26,116	20,260

Gross Margin	6,401	3,981
Selling, General and Admin. Expense	3,086	2,853

Operating Income	3,315	1,128
Interest Expense – Net	173	236

Income before Taxes	3,142	892
Income Tax Expense	1,186	347

Net Income	$1,956	$545

Net Income per Common Share
Basic	$0.20	$0.06

Diluted	$0.20	$0.05

Weighted Average Shares Outstanding:
Basic	9,781	9,779

Diluted	9,853	9,903

Condensed Balance Sheet
(in thousands)

	As of	As of
	03/31/05	12/31/04
	(Unaudited)
Assets
Cash and Investments	$4,913	$5,358
Accounts Receivable	21,387	19,131
Inventories	6,272	6,544
Other Current Assets	3,536	4,165
Property, Plant & Equipment – net	22,404	22,730
Deferred Tax Asset – net	8,315	9,362
Other Assets	1,557	1,670

Total Assets	$68,384	$68,960

Liabilities and Stockholders’ Equity
Current Portion of Long-term Debt	$1,746	$1,736
Accounts Payable	10,186	14,055
Accrued Liabilities and Other	7,444	5,910
Long-term Debt	10,929	11,370
Interest Rate Swap	236	475
Deferred Long-term Gain	988	1,102
Post Retirement Benefits Liability	8,459	8,035
Stockholders’ Equity	28,396	26,277

Total Liabilities and Stockholders’ Equity	$68,384	$68,960